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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                           Interactive Objects, Inc.
                               (Name of Issuer)

                     Common Stock, $.01 par value per share
                         (Title of Class of Securities)

                                  45839B 10 7
                                (CUSIP Number)


                               Steven G. Wollach
                           Interactive Objects, Inc.
                          214 Pine Street, Suite 800
                              Seattle, WA  98101
                                (206) 464-1008
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                 April 22, 1999
            (Date of Event Which Required Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this schedule is filed:

      [ ] Rule 13d-1(b)
      [X] Rule 13d-1(c)
      [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO.  45839B 10 7           SCHEDULE 13G            PAGE 2 OF 4 PAGES
--------------------------                               ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Kayleen A. Arafiles

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

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                          SOLE VOTING POWER
                     5
     NUMBER OF
                          858,025 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          858,025 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
               858,025 shares
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
               [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

               5.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12

               IN
------------------------------------------------------------------------------
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  CUSIP NO.  45839B 10 7           SCHEDULE 13G            PAGE 3 OF 4 PAGES
--------------------------                               ---------------------

Item 1.
         (a)  Name of Issuer:   Interactive Objects, Inc. (the "Issuer")

         (b)  Address of principal executive offices of the Issuer:

                214 Pine Street, Suite 800
                Seattle, WA  98101
Item 2.
         (a) Name of Person Filing:  Kayleen A. Arafiles

         (b) Address of Principal Business Office:

                1106 S. Nevada Street, Seattle, WA  98108

         (c) Citizenship:  United States

         (d) Title of Class of Securities: Common Stock, Par Value, $0.01 Per Share.

         (e) CUSIP Number: 45839B 10 7

Item 3.  Not Applicable.

Item 4.  Ownership.

         (a) Amount beneficially owned: 858,025 shares

         (b) Percent of class:   5.9%

             (Based on 14,616,952 shares outstanding as of April 22, 1999, after giving effect to the Issuer's redemption of 950,000 shares on March 26, 1999.)

         (c) Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote:   858,025 shares
             (ii   Shared power to vote or to direct the vote   -0- shares
             (iii) Sole power to dispose or to direct the disposition of 858,025 shares.
             (iv)  Shared power to dispose or to direct the disposition of -0-
                   shares.

Item 5.  Ownership of Five Percent or Less of a Class:

           Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

           Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

           Not Applicable.

Item 8.  Identification and Classification of Members of the Group:

           Not Applicable.

Item 9.  Notice of Dissolution of a Group:

           Not Applicable.

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  CUSIP NO.  45839B 10 7           SCHEDULE 13G            PAGE 4 OF 4 PAGES
--------------------------                               ---------------------

Item 10.  Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                     April 26, 1999
                                                _________________________
                                                          Date

                                            By  /s/ Kayleen A. Arafiles
                                              _______________________________